EXHIBIT 5.1

Bridgewater Place • Post Office Box 352
Grand Rapids, Michigan 49501-0352
 Telephone 616 / 336-6000 • Fax 616 / 336-7000 • www.varnumlaw.com

December 29, 2017

Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan 49525

Re:	Registration Statement on Form S-4
2,902,157 Shares of Common Stock

Ladies and Gentlemen:

We are counsel to Independent Bank Corporation, a Michigan corporation (“IBCP”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of IBCP common stock (“Common Stock”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on or about December 29, 2017.

          We are familiar with the proceedings taken by IBCP in connection with the authorization of up to 2,902,157 shares of Common Stock to be issued to the shareholders of TCSB Bancorp, Inc., a Michigan corporation (“TCSB”), pursuant to the terms and conditions of the Agreement and Plan of Merger entered into by and between IBCP and TCSB on December 4, 2017 (the “Merger Agreement”).

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photo copies, and the authenticity of the originals of such copies.

          Based upon the foregoing, we are of the opinion that the Common Stock will be, when duly registered under the Securities Act and issued and delivered as described in the Registration Statement and in accordance with the terms and conditions of the Merger Agreement, legally issued, fully paid, and nonassessable.

This opinion is limited to the laws of the State of Michigan and the federal laws of the United States and is rendered solely for use in connection with the Registration Statement and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Very truly yours,

VARNUM

/s/ Kimberly A. Baber

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